UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2015, EXCO Resources, Inc. (the “Company”), certain of the Company’s subsidiary guarantors (the “Guarantors”), and Wilmington Trust Company, as trustee (the “Trustee”), entered into a Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) effecting amendments (the “Amendments”) to the Indenture governing the Company’s 7.500% senior notes due 2018 (the “Notes”), dated as of September 15, 2010, by and among the Company, the Guarantors and the Trustee, as supplemented by that certain First Supplemental Indenture, dated April 15, 2010, that certain Second Supplemental Indenture, dated February 12, 2013, and that certain Fourth Supplemental Indenture, dated May 12, 2014 (collectively, the “Indenture”). The Fifth Supplemental Indenture became operative on November 25, 2015 following the completion of the Company’s previously announced consent solicitation, pursuant to which the Company received consents to the Amendments by the holders of a majority of the outstanding aggregate principal amount of Notes (the “Consent Solicitation”).

The Fifth Supplemental Indenture: (i) amends the Indenture to eliminate the reduction in the amount of secured indebtedness permitted under the Company’s Credit Facilities (as defined in the Indenture) upon principal payments which result in a permanent reduction in the borrowing capacity of the Company and its subsidiaries and (ii) amends the definition of Credit Facilities in the Indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to the term loans and other credit facilities currently permitted.

The foregoing description of the Fifth Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Fifth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On November 25, 2015, the Company issued a press release announcing the results of the Consent Solicitation and the entry into the Fifth Supplemental Indenture. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 (including the information in Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 8 – Other Events

Item 8.01 Other Events.

The Company has become aware through a purported notice asserted by the counterparties thereto of an alleged material breach of the Participation Agreement (as amended, the “Participation Agreement”), dated July 31, 2013, among EXCO Operating Company, LP (“EOC”), a wholly-owned subsidiary of the Company, and Admiral A Holding L.P., TE Admiral A Holding L.P. and Colt Admiral A Holding L.P. (collectively, the “KKR Parties”). The breach asserted by the KKR Parties arises with respect to the third quarter 2015 well purchase proposal by EOC related to 21 wells valued at approximately $42.7 million by an independent reserve engineering firm (approximately $35.0 million after adjustments for the net proceeds of production since the June 30, 2015 effective date through October 2015).

The Company intends to challenge the assertion by the KKR Parties that the Company is obligated to purchase such wells. This disclosure is not intended to be an acknowledgement or admission by the Company that any breach or default has occurred under the Participation Agreement nor the materiality in any respect of such disputed matter.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Fifth Supplemental Indenture, dated as of November 24, 2015, by and among EXCO Resources, Inc., certain of its subsidiaries, and Wilmington Trust Company, as trustee.

99.1	Press Release, dated November 25, 2015, issued by EXCO Resources, Inc. (furnished herewith pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: November 25, 2015	By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fifth Supplemental Indenture, dated as of November 24, 2015, by and among EXCO Resources, Inc., certain of its subsidiaries, and Wilmington Trust Company, as trustee.

99.1	Press Release, dated November 25, 2015, issued by EXCO Resources, Inc. (furnished herewith pursuant to Item 7.01).